EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. James A. Fitch, Jr., Chairman
Telephone:  (941) 727-9595

ROYAL FINANCIAL, INC. NAMES
C. MICHAEL MCLAREN TO ITS BOARD OF DIRECTORS

Chicago, IL, July 21, 2008 — Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that on July 15, 2008, C. Michael McLaren was appointed to the Board of Directors of the Company, effective July 21, 2008.  Mr. McLaren will serve as a Class I director of the Company, with a term expiring at the Company’s annual stockholders’ meeting to be held in 2008.  Mr. McLaren was also appointed to the Board of Directors of the Bank effective July 21, 2008.

Mr. McLaren, age 60, is President of BPS Capital Management, Inc. located in Bloomington, Minnesota.  BPS Capital specializes in financial institution balance sheet and risk management.  Mr. McLaren is a graduate of the University of Illinois and holds a Bachelors degree in Finance. He is also a Chartered Life Underwriter.  Mr. McLaren’s additional training includes various courses in funds management, pension planning and EDP audit training.  Mr. McLaren served in the U.S. Army from 1968 thru 1971 and was awarded a commendation and a bronze star for his service in Vietnam.

“We are delighted and honored that Mike has joined our Board.  His business and financial acumen as well as his experience advising banks of all sizes provide us with additional leadership and insight which will be key in helping guide the Board given the challenges the banking industry and our Company are currently facing,” said James A. Fitch, Jr., Chairman of Royal Financial, Inc.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, one branch in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area, legislative or regulatory changes, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, the Company’s ability to implement its growth strategy, higher than expected operational costs including professional fees and expenses incurred in connection with the Audit Committee’s ongoing investigation, the results and conclusions of the investigation and any actions taken by the Company in response thereto, demand for loan products; deposit flows; competition and changes in accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.